Exhibit 15.1

30 April 2021

Matter No.: 833536

Doc Ref: PL/BXC/KN/107085187v1

+852 2842 9551

Paul.Lim@conyers.com

+852 2842 9403

Beverly.Cheung@conyers.com

The Directors

Ebang International Holdings Inc.

26-27/F, Building 3

Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District

Hangzhou City

Zhejiang Province

311100

People’s Republic of China

Dear Sirs,

Re: Ebang International Holdings Inc. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2020 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 30 April 2021 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission (the “Commission”) and to the inclusion therein of the reference to our name under the heading “Item 10.E – Additional Information – Taxation – Cayman Islands taxation” in the annual report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman